For further information contact Terry Trovato 1-800-451-1294	Exhibit 99.1
FOR IMMEDIATE RELEASE
Callon Petroleum Company Announces Production Resumes
At Medusa, Habanero Fields
     Natchez, MS (December 5, 2005)—Callon Petroleum Company ( NYSE: CPE) announced today that after being shut-in due to Hurricanes Katrina and Rita production has resumed at both its Medusa and Habanero fields in the deepwater region of the Gulf of Mexico.
     Medusa Field - Production commenced on December 4, 2005, and should increase during the next week to pre-Katina rates of approximately 35,000 barrels of oil (Bo) and 35 million cubic feet (MMcf) of natural gas per day. The company owns a 15% working interest.
     Habanero Field — Production commenced on November 30, 2005 and should increase during the next week to pre Katrina rates of approximately 13,000 Bo and 21 MMcf per day. Callon owns an 11.25% working interest.
     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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